Exhibit 99.1

Brookline Bancorp Announces Preliminary Results of Elections Regarding

Bancorp Rhode Island Merger Consideration

and Sets Closing Date for the Acquisition

BROOKLINE, MA (December 20, 2011) — Brookline Bancorp, Inc. (NASDAQ:  BRKL) today announced the preliminary results of the elections regarding the merger consideration to be received by shareholders of Bancorp Rhode Island, Inc. (NASDAQ:  BARI) in Brookline Bancorp’s pending acquisition of Bancorp Rhode Island, which is expected to be completed on January 1, 2012.

Based on the preliminary election results and applying the provisions set forth in the merger agreement, Bancorp Rhode Island shareholders will receive the following merger consideration:

•                  Bancorp Rhode Island shareholders will receive 4.686 shares of Brookline Bancorp common stock for each Bancorp Rhode Island share for which they made a valid stock election;

•                  Bancorp Rhode Island shareholders who expressed no preference or did not make a valid election will receive 4.686 shares of Brookline Bancorp common stock for each Bancorp Rhode Island share held by them; and,

•                  For Bancorp Rhode Island shareholders who made a valid cash election, approximately 51.9% of the Bancorp Rhode Island shares held by such persons will be exchanged for cash and the balance of the Bancorp Rhode Island shares held by such persons will be exchanged for Brookline Bancorp common stock, at the rate of $48.25 for each Bancorp Rhode Island share exchanged for cash, and 4.686 shares of Brookline Bancorp common stock for each Bancorp Rhode Island share exchanged for stock.

Under the merger agreement, fractional shares of Brookline Bancorp common stock will not be issued.  Instead, Bancorp Rhode Island shareholders will receive cash based on the average closing price of Brookline Bancorp common stock for the ten consecutive trading days, ending on the fifth business day immediately prior to the closing date.

Of the 4,688,591 shares of Bancorp Rhode Island common stock outstanding as of the election deadline:

•                  115,007 shares, or 2.5%, elected to receive Brookline Bancorp common stock;

•                  4,508,559 shares, or 96.1%, elected to receive cash; and,

•                  65,025 shares, or 1.4%, did not make a valid election or did not express a preference.

Based on the preliminary results, the total consideration to be paid by Brookline Bancorp will be comprised of approximately 10.9 million shares of common stock and $112.9 million in cash.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., headquartered in Brookline, MA, operates as the bank holding company for Brookline Bank and The First National Bank of Ipswich.  A full-service financial institution founded in 1871, Brookline Bank provides individuals and small to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services.  For more information, go to www.brooklinebank.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements.  Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, failure to complete the proposed acquisition of Bancorp Rhode Island in a timely manner or at all, business disruptions due to the pendency of the transaction, and difficulties related to the integration of the businesses following the merger.  For additional factors that may affect future results, please see the filings made by Brookline with the Securities and Exchange Commission, including Brookline’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2010, as supplemented by its Quarterly Reports on Form 10-Q.  Brookline undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

Additional Information About this Transaction

In connection with the proposed merger, Brookline has filed relevant documents with the SEC, including a registration statement on Form S-4 that included a proxy statement/prospectus dated July 29, 2011.  The proxy statement/prospectus was mailed to Bancorp Rhode Island shareholders on or about August 5, 2011. Investors are urged to read the proxy statement/prospectus and the other relevant materials, including any amendments or supplements to those documents, because they contain or will contain important information.  The proxy statement/prospectus and other relevant materials filed by Brookline or Bancorp Rhode Island with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents by directing a written request to Michael W. McCurdy, Brookline Bancorp, Inc., 160 Washington Street, Brookline, Massachusetts 02445. This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.